Exhibit 99.(d)(1)

lazard RETIREMENT SERIES, inc.

management agreement

This Management Agreement (this “Agreement”), dated as of June 9, 2015, by and between Lazard Retirement Series, Inc., a Maryland corporation (the “Fund”), on behalf of the portfolios named on Schedule 1 hereto, as such Schedule may be revised from time to time (each, a “Portfolio”), and Lazard Asset Management LLC, a Delaware limited liability company (the “Manager”), amends, restates and supersedes that certain Investment Management Agreement, dated as of September 15, 2005, by and between the Fund and the Manager (the “Prior Agreement”).

WITNESSETH

WHEREAS, the Fund is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), authorized to reclassify and issue any unissued shares to any number of additional classes or series each having its own investment objective, policies and restrictions;

WHEREAS, pursuant to the Prior Agreement, the Fund previously retained the Manager to render investment advisory services to each then-existing Portfolio;

WHEREAS, the Manager has historically provided certain administrative, operational and compliance assistance services in connection with the operation of the Fund and each Portfolio, which services are in addition to the investment advisory and other services contractually required by the Prior Agreement to be provided by the Manager to each Portfolio since its inception; and

WHEREAS, the Fund, on behalf of each Portfolio, and the Manager wish to amend and restate the Prior Agreement to contractually obligate the Manager to provide the Support Services (as defined in Section 3 below) on the terms set forth herein.

NOW, THEREFORE, the parties agree as follows:

1.            The Fund hereby appoints the Manager to act as manager of each Portfolio for the period and on the terms set forth in this Agreement. The Manager accepts such appointment and agrees to render the services herein described for the compensation herein provided.

2.            Subject to the supervision of the Board of Directors of the Fund (the “Board”), the Manager shall manage the investment operations of each Portfolio and the assets of each Portfolio, including the purchase, retention and disposition thereof, in accordance with the Portfolio’s investment objective(s), policies and restrictions as stated in the Fund’s Prospectus (as hereinafter defined) and subject to the following understandings:

(a)           The Manager shall provide supervision of each Portfolio’s investments and determine from time to time what investments or securities will be purchased, retained, sold or loaned by the Portfolio, and what portion of the assets will be invested or held uninvested as cash.

(b)           The Manager shall use its best judgment in the performance of its duties under this Agreement.

(c)           The Manager, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Articles of Incorporation and By-Laws (each hereinafter defined) and Prospectus of the Fund and with the instructions and directions of the Board and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations.

(d)           The Manager shall determine the securities to be purchased or sold by each Portfolio and will place orders pursuant to its determinations with or through such persons, brokers or dealers (including affiliates of the Manager) to carry out the policy with respect to brokerage as set forth in the Fund’s Prospectus or as the Board may direct from time to time. In placing such orders, it is recognized that the Manager will give primary consideration to securing the most favorable price and efficient execution. On occasions when the Manager deems the purchase or sale of a security to be in the best interest of a Portfolio as well as other clients, the Manager, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Manager in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to such other clients.

(e)           The Manager shall render to the Board such periodic and special reports with respect to each Portfolio’s securities transactions as the Board may reasonably request.

(f)           The Manager shall provide the Fund’s custodian on each business day with information relating to all transactions concerning a Portfolio’s assets.

3.            Administrative, Operational and Compliance Assistance Services.

(a)           Subject to the supervision of the Board, the Manager shall provide, directly or through its affiliates, the administrative, operational and compliance assistance services in connection with the operation of the Fund and each Portfolio set forth in Section 3(b) below subject to the terms set forth in this Agreement (collectively, the “Support Services”). Unless otherwise agreed upon in writing by the Fund on behalf of a Portfolio (as approved by the Board), no fee that is in addition to the fee required to paid by a Portfolio to the Manager pursuant to Section 8 of this Agreement shall be payable by such Portfolio to the Manager or any of its affiliates for the provision of the Support Services, although the Manager shall be entitled to reimbursement of out-of-pocket expenses incurred by it and its affiliates in connection with the provision of the Support Services (which shall not include, among other things, any allocation of overhead or personnel compensation or benefit expenses (other than expenses of the Fund’s Chief Compliance Officer (as approved by the Board)). The parties understand and agree that persons that are not the Manager or any of its affiliates have been, and will continue to be, engaged to provide various services to the Fund and the Portfolios (including without limitation administrative, fund accounting, shareholder servicing, transfer agency and dividend disbursing, distribution, custody, sub-custody, pricing and valuation, tax preparation, legal and compliance services), and the costs of all of such services shall be borne by the Fund or the relevant Portfolio in accordance with Section 7 of this Agreement and are not assumed by the Manager. In this respect, the Support Services to be performed by the Manager or its affiliates are in addition to, rather than in lieu of, services that are from time to time the subject of a separate agreement or arrangement for the benefit of the Fund or any Portfolio. The parties intend that the scope of Support Services generally to be consistent with those administrative, operational and compliance assistance services historically provided by the Manager or its affiliates in connection with the operation of the Fund and each Portfolio; however, in the event that the Manager determines in good faith to materially reduce one or more Support Services generally or with respect to a particular Portfolio the Manager shall provide the Fund with notice of such determination sufficiently in advance to permit the Fund to otherwise arrange for the provision of additional Support Services as appropriate. Except for the Support Services expressly agreed to and assumed by the Manager in this Section 3 and the other services required to be provided by the Manager pursuant to this Agreement, no provision of this Agreement shall amount to a delegation by the Fund or any Portfolio to the Manager, or an assumption by the Manager, of any other service, function, obligation or duty to or on behalf of the Fund or any Portfolio unless expressly agreed to in writing by the Manager. None of the Support Services are, or are intended to be, either distribution services within the meaning of Section 12 of the 1940 Act or investment advisory services required to be provided by the Manager with respect to any Portfolio under the other provisions of this Agreement.

(b)          Subject to the foregoing and the other terms set forth in this Agreement, the Support Services with respect to the Fund and the Portfolios consist of:

(i)          providing the use of the Manager’s principal office space, equipment, resources and facilities for meetings of the Board and its committees upon reasonable request;

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(ii)          providing clerical and bookkeeping services for the Fund and each Portfolio;

(iii)         causing the Fund’s existence to be maintained as a corporation (or such other form of entity as from time to time approved by the Board) and maintain records related thereto;

(iv)         monitoring the performance of, and facilitating communications amongst, the Fund’s and each Portfolio’s service providers, including administrators, fund accountants, shareholder serving agents, transfer agents and dividend disbursing agents, financial intermediaries, brokers and dealers, custodians, sub-custodians, accountants, attorneys, compliance providers and insurers, as the Manager considers appropriate;

(v)          as reasonably requested by the audit committee of the Board, assisting the audit committee in their monitoring the performance of, and facilitating their communications with, each Portfolio’s independent registered public accounting firm;

(vi)         responding to reasonable requests from the Board related to the services performed by the Manager and the services performed by the Fund’s and each Portfolio’s other service providers;

(vii)        preparing reports to the Board concerning the performance and fees of the Fund’s service providers as the Board may reasonably request;

(viii)       preparing such other reports relating to the business and affairs of the Fund as from time to time determined by the Manager or as may from time to time be mutually agreed upon by the Manager and the Board;

(ix)          reviewing the appropriateness of payment of the Fund’s and each Portfolio’s expenses;

(x)           providing reasonable assistance to, and monitoring the level of performance by, the Fund’s and each Portfolio’s other service providers in their preparation of regulatory filings and certain shareholder communications, including, but not limited to, the Fund’s Registration Statement (as hereinafter defined) and amendments thereto; annual and semi-annual reports to shareholders; proxy materials (if any); Form N-SAR, Form N-CSR, Form N-Q and Form N-PX (and any similar successor or additional forms), and arranging any required filings with the Commission (as hereinafter defined);

(xi)          providing reasonable assistance to, and monitoring the level of performance by, the Fund’s and each Portfolio’s pricing vendors, valuation agents and other service providers in their daily pricing and valuation of each Portfolio’s investment portfolio and in such service providers’ determination and publication of each Portfolio’s daily net asset value quotations and any of such service providers’ other valuation-related responsibilities, all in accordance with procedures adopted by the Board, and reporting to the Board any recommendations resulting from such monitoring;

(xii)         providing reasonable assistance to the Fund’s and each Portfolio’s other service providers in their preparation and filing of each Portfolio’s federal, state and local income tax returns and any other required tax returns or reporting;

(xiii)        as reasonably requested by the Fund’s directors who are not “interested persons” (as defined in the 1940 Act) of the Fund (the “Independent Directors”), providing reasonable assistance to their independent legal counsel;

(xiv)        consulting with the Fund’s officers, independent accountants, legal counsel, custodian, accounting agent and dividend disbursing agent in their establishing and implementing the fund accounting policies of each Portfolio;

(xv)         preparing and/or assisting in the preparation of such information and reports as may be required by any banks or other lenders from which a Portfolio borrows;

(xvi)        providing reasonable assistance to the Fund’s and each Portfolio’s other service providers in their determination of the amounts available for distribution as dividends and distributions to be paid

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by each Portfolio to its shareholders and facilitating communications between such Portfolio’s dividend disbursing agent and custodian, including with respect to effecting the payment of dividends and distributions and implementing such Portfolio’s dividend reinvestment plan;

(xvii)      providing reasonable assistance to the Fund’s Chief Compliance Officer in his administration of the Fund’s policies and procedures adopted pursuant to Rule 38a-1 under the 1940 Act) as well as the Fund’s policies and procedures for compliance with state and foreign laws and regulations applicable to the operation of investment companies, and monitoring the level of performance by any other service providers engaged for such purposes (e.g., blue sky filing agents); and

(xviii)     assisting and coordinating in the preparation by the Fund’s and Portfolio’s other service providers of materials for regular and special Board meetings and preparing such other materials as the Board may reasonably request.

(c)          The provisions of this Section 3(c) shall not apply to any services required to be performed by the Manager pursuant to this Agreement other than the Support Services. The Manager may reasonably act or rely upon the opinion or advice of or any information obtained from any third party (including without limitation any broker, lawyer, pricing or valuation agent, accountant, administrator, auditor, other expert or regulator or other authority) acting within the scope of their duties with respect to the Fund or any Portfolio, and the Manager shall not be responsible for any loss occasioned to the Fund, any Portfolio or the shareholders of any Portfolio or any third party by its so acting in good faith or due to the failure to perform by any third party. The Manager shall not be liable for any indirect or consequential loss or damage which may be suffered by the Fund, any Portfolio or the shareholders of any Portfolio or any third party under any circumstances. The Manager shall in no event be liable to the Fund, any Portfolio or the shareholders of any Portfolio or any third party for any loss or damage arising from causes beyond its reasonable control.

4.            The Fund has delivered to the Manager copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

(a)          Articles of Incorporation of the Fund, filed with the State Department of Assessments and Taxation of Maryland (such Articles of Incorporation, as in effect on the date hereof and as amended from time to time, are herein called the “Articles of Incorporation”);

(b)          By-Laws of the Fund (such By-Laws, as in effect on the date hereof and as amended from time to time, are herein called the “By-Laws”);

(c)          Resolutions of the Board authorizing the appointment of the Manager and approving the form of this Agreement;

(d)          Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-lA (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) relating to the Fund and shares of the Fund’s Common Stock;

(e)          Notification of Registration of the Fund under the 1940 Act on Form N-8A as filed with the Commission; and

(f)          Prospectus of the Fund (such prospectus and the statement of additional information, each as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”).

5.            The Manager shall authorize and permit any of the general members, officers and employees of the Manager, and any of the general members, directors, officers and employees of any of its affiliates, who may be elected as Directors or officers of the Fund to serve in the capacities in which they are elected. All services to be furnished by the Manager under this Agreement may be furnished through the medium of any such general members, directors, officers or employees of the Manager or any of its affiliates.

6.            The Manager shall keep the books and records of the Fund and the Portfolios required to be

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maintained by it pursuant to this Agreement and by the Fund pursuant to the 1940 Act. The Manager agrees that all records which it maintains for the Fund or the Portfolios are the property of the Fund or the relevant Portfolio and it will surrender promptly to the Fund or such Portfolio any of such records upon the request of the Fund or such Portfolio. The Manager further agrees to preserve such records as prescribed by Rule 31a-2 under the 1940 Act.

7.            The Manager will bear all of its expenses incurred in connection with the services to be rendered by the Manager to the Portfolios under this Agreement, including without limitation, the compensation of all personnel of the Fund and the Manager, except the fees of Directors of the Fund who are not affiliated persons of the Manager or its affiliates, provided that the Manager shall be entitled to reimbursement of out-of-pocket expenses incurred by it and its affiliates in connection with the provision of the Support Services (which shall not include, among other things, any allocation of overhead or personnel compensation or benefit expenses (other than expenses of the Fund’s Chief Compliance Officer (as approved by the Board)). The Fund or the relevant Portfolio assumes and will pay all other expenses in connection with the Fund or such Portfolio not assumed by the Manager, including but not limited to:

(a)          the fees and expenses of Directors who are not affiliated persons of the Manager or any of its affiliates;

(b)          the fees and expenses of the Fund’s administrator, if any;

(c)          the fees and expenses of the custodian which relate to (i) the custodial function and the recordkeeping connected therewith, (ii) the maintenance of the required accounting records of the Fund, (iii) the pricing of the shares of the Portfolio, including the cost of any pricing service or services which may be retained pursuant to the authorization of the Directors of the Fund and (iv) for both mail and wire orders, the cashiering function in connection with the issuance and redemption of the Portfolio’s securities;

(d)          the fees and expenses of the Fund’s transfer agent, which may be the custodian, which relate to the maintenance of, and communications with respect to, each stockholder account;

(e)          the charges and expenses of legal counsel and independent accountants for the Fund;

(f)           brokers’ commissions, any issue or transfer taxes and any other charges in connection with portfolio transactions on behalf of the Portfolio;

(g)          all taxes and corporate fees payable by the Fund or the Portfolio to federal, state or other governmental agencies, and all costs of maintaining corporate existence;

(h)          the allocable share of the fees of any trade association of which the Fund may be a member;

(i)           the cost of share certificates, if any, representing shares of the Portfolio;

(j)           the fees and expenses involved in registering and maintaining registrations of the Fund and of its shares with the Commission and, if required, qualifying the shares of the Portfolio under state securities laws, including the preparation of the Fund’s Registration Statement and amendments thereto for filing under federal and state securities laws for such purposes and printing of the Prospectus;

(k)          all expenses of stockholders’ and Directors’ meetings and of preparing, printing and mailing Prospectuses and reports to stockholders in quantities required for distribution to the stockholders, and communications expenses with respect to individual stockholder accounts;

(l)           the cost of obtaining fidelity insurance and any liability insurance covering the Directors and officers of the Fund as such;

(m)         litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund’s business;

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(n)          expenses of issue, repurchase or redemption of shares of the Fund;

(o)          fees payable to the Manager hereunder;

(p)          interest expenses of the Fund; and

(q)          all other expenses properly payable by the Fund.

8.            For the services provided to the Portfolios and the expenses assumed pursuant to this Agreement, each Portfolio will pay monthly to the Manager as full compensation therefor a management fee, accrued daily, at the annual rate set forth opposite the Portfolio’s name on Schedule 1 hereto.

9.            The Manager shall not be liable for any error of judgment or for any loss suffered by a Portfolio in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. The federal securities laws may impose liabilities even, under certain circumstances, on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any right which a Portfolio may have under any federal securities law.

10.          As to each Portfolio, this Agreement shall continue until the date set forth opposite such Portfolio’s name on Schedule 1 hereto (the “Initial Reapproval Date”) and thereafter shall continue automatically for successive annual periods ending on June 30th of each year, provided that in each case such continuance is specifically approved at least annually by (i) the Board or (ii) vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Portfolio, provided that in either event its continuance also is approved by a majority of the Fund’s Directors who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. As to each Portfolio, this Agreement may be terminated at any time, without payment of penalty by the Portfolio, on 60 days’ written notice to the Manager, by vote of the Board, or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Portfolio. This Agreement shall automatically terminate, as to the relevant Portfolio, in the event of its assignment (as defined in the 1940 Act).

11.          Nothing in this Agreement shall limit or restrict the right of any general member, officer or employee of the Manager or any general member, director, officer or employee of any of its affiliates who may also be a Director, officer or employee of the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict the right of the Manager to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

12.          During the term of this Agreement, the Fund agrees to furnish to the Manager at its principal office all Prospectuses, proxy statements, reports to stockholders, sales literature, or other material prepared for distribution to stockholders of the Fund or the public, which refer in any way to the Manager, prior to use thereof and not to use such material if the Manager reasonably objects in writing within five business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termination of this Agreement, the Fund will continue to furnish to the Manager copies of any of the above-mentioned materials which refer in any way to the Manager. The Fund shall furnish or otherwise make available to the Manager such other information relating to the business affairs of the Fund as the Manager at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

13.          This Agreement may be amended by mutual consent, but the consent of the Fund must be approved in conformity with the requirements of the 1940 Act.

14.          Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at 30 Rockefeller Plaza, New York, New York 10112, Attention: General Counsel of the Manager, or (2) to the Fund

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at 30 Rockefeller Plaza, New York, New York 10112, Attention: President of the Fund.

15.          This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

LAZARD RETIREMENT SERIES, INC.

By:

Name:

Title:

LAZARD ASSET MANAGEMENT LLC

By:

Name:

Title:
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SCHEDULE 1

Name of Portfolio	Annual Fee as a Percentage of Average Daily Net Assets	Initial Reapproval Date
Lazard Retirement Developing Markets Equity Portfolio	1.00%	June 30, 2016
Lazard Retirement Emerging Markets Equity Advantage Portfolio	.75%	June 30, 2017
Lazard Retirement Emerging Markets Equity Portfolio	1.00%	June 30, 2016
Lazard Retirement Emerging Markets Strategic Equity Portfolio	1.00%	June 30, 2016
Lazard Retirement Enhanced Opportunities Portfolio	.95%	June 30, 2017
Lazard Retirement Equity Franchise Portfolio	.80%	June 30, 2019
Lazard Retirement Global Dynamic Multi-Asset Portfolio	.80%	June 30, 2016
Lazard Retirement Global Listed Infrastructure Portfolio	.90%	June 30, 2016
Lazard Retirement Global Strategic Equity Portfolio	.75%	June 30, 2017
Lazard Retirement International Equity Advantage Portfolio	.65%	June 30, 2017
Lazard Retirement International Equity Portfolio	.75%	June 30, 2016
Lazard Retirement International Equity Select Portfolio	.65%	June 30, 2016
Lazard Retirement International Equity Value Portfolio	.80%	June 30, 2020
Lazard Retirement International Quality Growth Portfolio	.75%	June 30, 2020
Lazard Retirement International Small Cap Equity Portfolio	.75%	June 30, 2016
Lazard Retirement International Strategic Equity Portfolio	.75%	June 30, 2016
Lazard Retirement Managed Equity Volatility Portfolio	.60%	June 30, 2017
Lazard Retirement Opportunistic Strategies Portfolio	1.00%	June 30, 2016
Lazard Retirement Real Assets Portfolio	.65%	June 30, 2018
Lazard Retirement US Equity Concentrated Portfolio	.70%	June 30, 2016
Lazard Retirement US Small-Mid Cap Equity Portfolio	.75%	June 30, 2016
Lazard Retirement US Sustainable Equity Portfolio	.60%	June 30, 2022
Lazard Retirement US Systematic Small Cap Equity Portfolio	.70%	June 30, 2023

Approved as of: September 13, 2021